Exhibit 23.20

                       [KPMG Peat Marwick LLP Letterhead]


                        Consent of KPMG Peat Marwick LLP

The Board of Directors
Comdisco, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Comdisco, Inc. of our reports dated November 7, 1997, relating to the consolidated balance sheets of Comdisco, Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, and the related financial statement schedule which reports appear in or are incorporated by reference in the September 30, 1997 annual report on Form 10-K of Comdisco, Inc.

                                                     /s/ KPMG Peat Marwick LLP

April 10, 1998
Chicago, Illinois